Exhibit 10.1

SYPRIS SOLUTIONS, INC.

INCENTIVE BONUS PLAN

2012 FISCAL YEAR

1.	ESTABLISHMENT OF PLAN.

Sypris Solutions, Inc., a Delaware corporation (the “Company”), established this corporate bonus plan effective as of January 1, 2012 (the “Plan”), to provide a financial incentive for employees of the Company and its subsidiaries to advance the growth and prosperity of the Company.

2.	ELIGIBILITY.

Employees of the Company and its subsidiaries who are specifically designated by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) for participation during the current year shall be eligible to participate in the Plan.

3.	PARTICIPANT’S BONUS TARGET.

The bonus target for each participant will be established and approved by the Compensation Committee. This bonus target will be converted to a percentage of the Bonus Pool (the “Bonus Pool Interest”). Each participant will be provided with a copy of this Plan, which will include an exhibit that lists the participant’s full name, salary, Bonus Pool Interest and bonus target based upon the approved Annual Operating Plan for the year 2012, and his or her objectives for the current year.

4.	BONUS POOL.

The Bonus Pool will be funded with 8.75% of the sum of the year-over-year change in each of the Company’s consolidated (i) Profit Before Tax (PBT) and (ii) Free Cash Flow (FCF), as reported in the Company’s audited annual financial statements), excluding the effects of certain asset sales or other nonrecurring revenues. In the event the change in comparable period performance is negative for either Profit Before Tax or Free Cash Flow, the result will serve to reduce the amount of funding in the Bonus Pool.

5.	BONUS AWARD.

Each qualified participant will be eligible for a Bonus Award that is equal to their Bonus Pool Interest of the bonus pool, subject to the provisions of Sections 8.1, 8.2, 8.3 and the following:

5.1 Management Objectives. Each participant will have Management Objectives for the Plan year, each of which will be specific with regard to (i) the expected outcome, (ii) the date or dates by which the objective must be achieved and a weighting, the total of which for all objectives will be equal to one hundred percent (100%). The chief executive officer of the Company will have the responsibility to review and determine each participant’s performance to objectives and to assign each individual a percentage that will be used as a factor to determine the actual amount of the awards to be distributed.

5.2 Discretionary Review. The chief executive officer of the Company will have the discretion to increase or decrease the actual amount of the awards to be based upon the individual’s specific performance and contribution to the Company. Such discretion will be used sparingly and will generally be limited to the recognition of extenuating circumstances and/or exceptional accomplishments that may or may not have been captured by the Management Objectives.

5.3 Approval of the Compensation Committee. The Bonus Award for each participant will be subject to the review of and approval by the Compensation Committee.

5.4 Qualification. Awards will be payable to each eligible participant as soon as administratively practicable after release of the audited annual financial statements of the Company and the approval of the Compensation Committee; provided, however, that the Plan shall be in effect as of the date of payment and such employee shall be employed by the Company as of the date of payment. NO EMPLOYEE SHALL HAVE ANY RIGHT TO RECEIVE PAYMENT OF AN AWARD UNLESS THE PLAN IS IN EFFECT AND THE EMPLOYEE IS EMPLOYED BY THE COMPANY AS OF THE DATE OF PAYMENT.

5.5 Caps and Limitations. There will be a cap of $2.0 million on the Bonus Pool, while the determination of the year-over-year change in Profit Before Tax and Free Cash Flow shall exclude nonrecurring revenue and funds derived from the divestiture of Company assets.

6.	METHOD OF DISTRIBUTION.

Cash awards shall be payable by check in lump sum. All such payments will be subject to withholding for income, social security or other such payroll taxes as may be appropriate.

7.	ADMINISTRATION

The Compensation Committee shall administer this Plan. The decisions of the Compensation Committee in interpreting and applying the Plan shall be final.

8.	MISCELLANEOUS

8.1 Employment Rights. The adoption and maintenance of this Plan is not an employment agreement between the Company and any employee. Nothing herein contained shall be deemed to give any employee the right either to be retained in the employ of the Company or to interfere with the right of the Company to discharge any employee at any time.

8.2 Acquisitions and Divestitures. The variables to be used in the calculation of PBT and FCF will be prorated for any acquisition and/or divestiture to reflect the timing of such event or events during the current Plan year at the time of such acquisition or divestiture.

8.3 Amendment and Termination. The Company may, without the consent of any employee or beneficiary, amend or terminate the Plan at any time and from time-to-time.

8.4 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

8.5 Construction. The headings and subheadings of this Plan have been inserted for convenience for reference only and are to be ignored in any construction of the provisions hereof. The masculine shall be deemed to include the feminine, the singular shall include the plural, and the plural shall include the singular unless the context otherwise requires. The invalidity or unenforceability of any provision hereunder shall not affect the validity or enforceability of the balance hereof. This Plan represents the entire undertaking by the Company concerning its subject matter and supersedes all prior undertakings with respect thereto. No provision hereof may be waived or discharged except by a written document approved by the Compensation Committee and signed by a duly authorized representative of the Company.

8.6 Confidentiality. Unless otherwise authorized law or court order, the Participant agrees to keep the terms and conditions of this Plan confidential and not to disclose to any party, person or entity any of the terms of this Plan.

IN WITNESS WHEREOF, the parties have executed this agreement as of the dates written below.

SYPRIS SOLUTIONS, INC.	PARTICIPANT

/s/ Jeffrey T. Gill	[Participant Name]
Jeffrey T. Gill
President and CEO

Date	Date

2012 Bonus Plan Exhibit

NAME	[Name]
TITLE	[Title]
ORGANIZATION	[Organization]
BASE SALARY	[$X.XX]
BONUS INTEREST	[$X.XX]

BONUS POOL VARIABLES

The calculated change in Profit Before Tax and Free Cash Flow between 2011 and 2012

Organizational performance against their established financial objectives

Participants performance toward the acheivement of assigned objectives

Consolidated Performance	2011 Performance			2012 Performance			Calculated Change from 2011 to 2012			Bonus Pool Percentage of Delta		Bonus Pool
Profit Before Tax	[$	X.XX	]	[$	X.XX	]	[$	X.XX	]	[X.XX	%]	[$	X.XX	]
Free Cash Flow	[$	X.XX	]	[$	X.XX	]	[$	X.XX	]	[X.XX	%]	[$	X.XX	]

Bonus Pool	[$	X.XX	]	[$	X.XX	]	[$	X.XX	]	[X.XX	%]	[$	X.XX	]

Bonus Pool Interest	[$	X.XX	]	[$	X.XX	]	[$	X.XX	]	[X.XX	%]	[$	X.XX	]

Individual Performance	Weighting			% of Objective Achieved		Impact
Objective 1 - TBD	[$	X.XX	]	[X.XX	%]		[X.XX	%]
Objective 2 - TBD	[$	X.XX	]	[X.XX	%]		[X.XX	%]
Objective 3 - TBD	[$	X.XX	]	[X.XX	%]		[X.XX	%]
Objective 4 - TBD	[$	X.XX	]	[X.XX	%]		[X.XX	%]
Objective 5 - TBD	[$	X.XX	]	[X.XX	%]		[X.XX	%]
Total		100%					[X.XX	%]

Calculated Bonus						[$	X.XX	]

ADDITIONAL CONSIDERATIONS

The plan document refers to a plan cap on the bonus pool of $2,000,000. This does not prevent additional bonus dollars from being awarded to the individual if it is deemed to be appropriate.

Employee must be employed on the date of the scheduled payment to receive a bonus.